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EXHIBIT 11


CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 4 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 18, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of Harris Insight Funds Trust, which is also incorporated by reference in such Statements of Additional Information. We also consent to the references to us under the headings "Independent Accountants," "Experts" and "Financial Statements" in such Statements of Additional Information and to the references to us under the heading "Financial Highlights" in such Prospectuses.

/s/Price Waterhouse LLP
PRICE WATERHOUSE LLP
Thirty South Seventeenth Street
Philadelphia, PA  19103
April 28, 1997